Exhibit 10.16
SunCom Wireless Holdings, Inc.
SunCom Wireless Management Company, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
December 2, 2005
Mr. Michael E. Kalogris
1100 Cassatt Road
Berwyn, PA 19312
Dear Mr. Kalogris:
          You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (f/k/a Triton Management Company, Inc.) (the “Company”) and its parent, SunCom Wireless Holdings, Inc. (f/k/a Triton PCS Holdings, Inc.) (“SunCom”), dated as of February 4, 1998 (the “Original Employment Agreement”) and thereafter amended by an Amendment No. 1 dated June 30, 1998, an Amendment No. 2 dated December 31, 1998, an Amendment No. 3 dated June 8, 1999, and a certain Letter Agreement (the “2003 Letter Agreement”) dated May 6, 2003. The Original Employment Agreement as amended by Amendments Nos. 1, 2 and 3 and the 2003 Letter Agreement is referred to herein as the “Existing Employment Agreement”. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Existing Employment Agreement.
          The Existing Employment Agreement’s current term is scheduled to expire on February 3, 2006 but will automatically extend for a one-year renewal term in the absence of either party providing a notice of nonrenewal prior to the close of business on Monday, December 5, 2005 (the “Notice Deadline”).
          As you know, we are currently negotiating the terms of an amendment to your Existing Employment Agreement. In light of the numerous projects in which you are currently involved on behalf of SunCom and the Company, and the likelihood that the proposed amendment will not be finalized by the Notice Deadline, SunCom and the Company in this letter agreement (this “Agreement”) hereby agree to modify the terms of your Existing Employment Agreement as set forth below:
          1.      Notice Deadline. The Notice Deadline by which either party is required to give a notice of nonrenewal of the Existing Employment Agreement is hereby extended to the close of business on Wednesday, December 21, 2005. Notwithstanding the foregoing change, the expiration date of the Existing Employment Agreement’s current term shall continue to be February 3, 2006.

Mr. Michael E. Kalogris
December 2, 2005

          2.      All Other Provisions Remain Effective. Except as otherwise expressly modified under this Agreement, all other terms and conditions of the Existing Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the provisions of the Existing Employment Agreement and the provisions of this Agreement, the provisions of this Agreement shall control.
          Please evidence your acceptance of the foregoing modifications to the Existing Employment Agreement by executing this Agreement where provided below and returning it to me, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.

SunCom Wireless Holdings, Inc.
By:	/s/ Arnold L. Chavkin
Arnold L. Chavkin
Chairman, Compensation Committee of the Board of Directors

SunCom Wireless Management Company, Inc.
By:	/s/ David D. Clark
	Name:	David D. Clark
	Title:	Executive Vice President and CFO

Executive

/s/ Michael E. Kalogris
MICHAEL E. KALOGRIS